Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: + 1.212.906.1200 Fax: + 1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
May 28, 2008	Hamburg	Paris
	Hong Kong	San Diego
Hubbell Incorporated	London	San Francisco
584 Derby Milford Road	Los Angeles	Shanghai
Orange, Connecticut 06477-4024	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Hubbell Incorporated, a Connecticut corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of (i) one or more series of the Company’s debt securities (collectively, the “Debt Securities”) to be issued pursuant to the Indenture, dated as of September 15, 1995, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A., The Chase Manhattan Bank and Chemical Bank), and one or more supplements thereto or officers’ certificates thereto (collectively, the “Indenture”), (ii) shares of the Company’s common stock, $0.01 par value per share, and (iii) shares of the Company’s preferred stock, no par value per share.
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Debt Securities.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Indenture and authorized by all necessary corporate action of the Company, and such Debt Securities have been duly executed, issued and authorized in accordance with the terms of the Indenture and delivered against payment therefor

May 28, 2008

in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 5.15 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that the Indenture and the Debt Securities (collectively, the “Documents”) have or will be duly authorized, executed and delivered by the parties thereto, (b) that each of the Documents constitute or will constitute legally valid and binding obligations of the parties thereto other than, with respect to the Debt Securities, the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

May 28, 2008

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP